Exhibit 99.1

MEDIA CONTACT:
Beth Drummey
Marketing & Community Relations Manager
Bank of Marin
415-763-4529 | bethdrummey@bankofmarin.com

Bank of Marin Bancorp Announces New Shareholder Rights Plan

NOVATO, CA — (July 6, 2017) — The Board of Directors of Bank of Marin Bancorp (Nasdaq:BMRC) announced today that it has executed a rights agreement in connection with the adoption of a new shareholder rights plan.  In connection with the new plan, the Company declared a dividend distribution of one right for each outstanding share of the Company’s common stock to holders of record as of July 23, 2017.  The new plan replaces the current plan and the rights issued pursuant thereto which expire July 23, 2017.  The new plan and related rights will expire on July 23, 2022.  The new rights will be evidenced by, and will trade with, the Company’s common stock until the occurrence of certain events set forth in the rights agreement.

Company shareholders are not required to take any action at this time in connection with either the new or the expiring plan.

About Bank of Marin Bancorp

Bank of Marin is a leading business and community bank in the San Francisco Bay Area, with assets of $2.1 billion.  Founded in 1989 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). With 21 locations in San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services.  Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin was named 2016 Community Bank of the Year by Western Independent Bankers and has consistently been ranked one of the “Top Corporate Philanthropists” by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal.  Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and NASDAQ ABA Community Bank Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years.  For more information, go to www.bankofmarin.com.

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